EXHIBIT 10.34

                     DATED 25 January 2002

UDATE.COM LIMITED

and

HOWARD WILLIAM THACKER

COMPROMISE AGREEMENT

EVERSHEDS

11 St James Court
Friar Gate
Derby DE1 1BT
Tel: 01332 360992
Fax: 01332 371469

THIS AGREEMENT is made on the 25 of January 2002

BETWEEN:

1.	UDATE.COM LIMITED of New Enterprise House, St Helen’s Street, Derby DE1 3GY (the Company); and

2.	HOWARD WILLIAM THACKER of Trent Fish Farm, Mercarston, Derbyshire, DE65 3BL (the Employee).

WHEREAS:

(A)	The employment of the Employee with the Company terminated on the Termination Date (as defined below)

(B)	The parties have entered into this Agreement to record and implement the terms upon which they have agreed to settle all outstanding claims which the Employee has or may have arising out of or in connection with or as a consequence of his employment and/or the termination of his employment or otherwise against the Company or the Group (as defined below), its or their respective officers or employees including in particular those statutory complaints which the Employee has intimated and/or intimates in this Agreement.

(C)	The parties intend that this Agreement should satisfy the conditions relating to compromise agreements set out in the Acts (as defined below).

(D)	The Company is entering into this Agreement for itself and as agent for and trustee of all Group companies and is duly authorised to do so. The parties intend that each Group Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

NOW IT IS HEREBY AGREED as follows:-

1.	Meaning of terms used

1.1	In this Agreement the following expressions have the following meanings:-

“the Acts”	the conditions regulating compromise agreements set out in Section 203(3) of the Employment Rights Act 1996, Section 18(1)(d) of the Industrial Tribunals Act 1996, Section 77(4) of the Sex Discrimination Act 1975, Section 72(4) of the Race Relations Act 1976, Section 9(2) of the Disability Discrimination Act 1995, Section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Section 35 of the Working Time Regulations 1998, Section 49 of the National Minimum Wage Act 1998, all as amended by the Employment Rights (Dispute Resolution) Act 1998, the Public Interest Disclosure Act 1998 and the Employment Relations Act 1999;

“the Group”	means any company wherever registered or incorporated which is for the time being a subsidiary or a holding company of the Company or a subsidiary of any such company (as “subsidiary” and “holding company” are defined in the Companies Act 1985 as amended) or which is an associated company of any such company (as “associated company” is defined in the Income and Corporation Taxes Act 1988 as amended);

“PAYE deductions”	deductions made to comply with or to meet any liability of the Company to account for tax pursuant to regulations made under Section 203 Income & Corporation Taxes Act 1988 and to comply with any obligation to make a deduction in respect of National Insurance contributions;
“the Service Agreement”	the service agreement between the Company and the Employee dated 3 May 2000;

“the Termination Date”	3 April 2001.

2.	Termination Date

The Employee’s employment with the Company terminated on the Termination Date. The Company and the Employee acknowledge and agree that (i) the Employee resigned as the Chief Financial Officer, Secretary and Treasurer of uDate.com, Inc., a Delaware corporation (“uDate Delaware”), effective as of the Termination Date and (ii) the Employee was replaced as the Chief Operating Officer of uDate Delaware effective as of March 29, 2001.

3.	Remuneration to Termination Date

The Employee has been paid his normal remuneration together with any accrued but unpaid holiday entitlement (less PAYE deductions) for the period up to and including the Termination Date.

4.	Termination payment

The Company has paid to the Employee an amount of £30,000.

5.	Taxation

The Company and the Employee understand and agree that the sums granted to the Employee pursuant to this Agreement will be subject to PAYE deductions.

6.	Confidentiality

6.1	The Employee accepts and agrees that his express and implied duties relating to confidential information continue after the Termination Date.

6.2	In consideration of the payment referred to in clause 4 above (less PAYE deductions) the Employee agrees and undertakes not to:

6.2.1	make or publish any statement to any person, firm, company or organisation whether a client/customer, supplier, or employee of the Company or any Group company concerning this Agreement or the circumstances surrounding the termination of his employment

6.2.2	make or publish any derogatory or disparaging statement or do anything in relation to the Company or any Group Company or their respective officers or employees which is intended to or which might be expected to damage or lower their respective reputations

Provided that the Employee will not be prevented from making a disclosure:-

i.	for the purposes of seeking legal or accountancy or actuarial advice in relation to this Agreement provided his professional adviser is bound by a duty of confidence;

ii.	to the proper authorities as required by law;

iv.	to his wife or partner provided such person agrees to maintain confidentiality.

6.3	The Employee warrants that he has not made any statement or taken any steps prior to the date of this Agreement which would constitute a breach of Clause 6.2 above if it had occurred after the date of this Agreement.

7.	Settlement

7.1	This Agreement is made without any admission of liability on the part of the Company or any Group company on the basis that the terms set out herein are in full and final settlement of all claims in all jurisdictions (whether arising under statute, common law or otherwise) which the Employee has or may have against the Company or any Group companies, its/their respective officers or employees arising out of or in connection with his employment with the Company, the termination of his employment or otherwise except for:

7.1.1	the sums and benefits due to him pursuant to this Agreement;

7.1.2	any claims for damages for personal injuries and/or industrial diseases

7.2	To give full effect to the provisions in Clause 7.1 above the Employee hereby:-

7.2.1	agrees to refrain from instituting or continuing any proceedings before an Employment Tribunal in relation to any claims or complaints within the Acts;

7.2.2	agrees in particular, but without limiting the general nature of Clause 7.2.1 above, to refrain from instituting or continuing any proceedings before an Employment Tribunal for unfair dismissal under part X of the Employment Rights Act 1996 / unauthorised deductions from wages under part II of the Employment Rights Act 1996 / suffering a detriment under Part V of the Employment Rights Act 1996 / time off work under Part VI of the Employment Rights Act 1996 / suspension from work under Part VII of the Employment Rights Act 1996 / a statutory redundancy payment under Part X1 of the Employment Rights Act 1996 / sex discrimination under the Sex Discrimination Act 1975 as amended, race discrimination under the Race Relations Act 1976 / rights arising under the Trade Union and Labour Relations (Consolidation) Act 1992 / disability discrimination under the Disability Discrimination Act 1995 / rights under Regulation 30 of the Working Time Regulations 1998 each of which claims and rights is hereby intimated and waived;

7.2.3	confirms that he has received advice from Nigel Smith of Messrs Alexander & Co who is a relevant independent adviser as defined in the Acts (the Adviser) concerning the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal;

7.2.4	confirms that his Adviser has in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by him in respect of loss arising in consequence of the advice;

7.2.5	agrees that the conditions regulating compromise agreements in the Acts are hereby satisfied; and

7.2.6	agrees to procure that the Adviser signs the certificate in Schedule I to this Agreement to confirm the above.

7.3	If the Employee institutes or continues any proceedings against the Company of a kind set out in Clauses 7.1 and 7.2 above then, without prejudice to any other rights or remedies of the Company arising from such action, the Employee hereby agrees to repay to the Company a sum equivalent to the value of the payment made under Clauses 4 above after deduction of all tax and national insurance due, including any excess tax. Further he agrees that in such circumstances the said sum is recoverable from him by the Company as a debt.

8.	Governing law and jurisdiction

This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the courts of England and Wales.

IN WITNESS whereof this Agreement has been signed on behalf of the Company and the Group and executed and delivered as a deed by the Employee the day and year first above written.

SIGNED by M MORRIS ) duly authorised for and on behalf of ) UDATE.COM LIMITED and the GROUP )	/s/ Melvyn Morris

EXECUTED and DELIVERED AS A DEED by HOWARD WILLIAM THACKER	/s/ Howard William Thacker

In the presence of:

Name: /s/ N. Smith

Signature: Nigel Smith

Address: Alexander & Co. 56 Friar Gate Derby

SCHEDULE I

ADVISER’S CERTIFICATE

I Nigel Smith of Alexander & Co whose address is 56 Friar Gate Derby confirm that:-

1.	I am a relevant independent adviser as defined in the Acts (as defined in the Agreement between Howard Thacker and the Company to which this Certificate is annexed).

2.	I have advised Howard Thacker of the terms and the effect of the Agreement and in particular its effect on his ability to pursue a claim before an Employment Tribunal.

3.	There is in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Howard Thacker in respect of loss arising in consequence of the advice.

/s/ N. Smith Adviser’s signature

25/1/2002 Date